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                                                                       Exhibit 5
November 15, 1996



Mr. Robert Allington
Chief Executive Officer
Isco, Inc.
4700 Superior Street
Lincoln, NE  68504

Re:  Registration Statement on Form S-8

Dear Mr. Allington:

We have acted as legal counsel for Isco, Inc., a Nebraska corporation, (the "Company") in connection with the Company's preparation of the above-referenced Registration Statement on Form S-8 (the "Form S-8") being filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, (the "Act") and the Prospectus which is not filed, but is included as a part of the Form S-8 (the "Prospectus"). The Form S-8 and the Prospectus relate to the Company's two stock plans; specifically the 1996 Stock Option Plan (250,000 shares) and the 1996 Outside Directors Stock Option Plan (100,000 shares), all of the shares which are to be offered and sold by the Company pursuant to the applicable plan and in the manner set forth in the respective plan, Form S-8 and Prospectus.

In connection herewith, we have examined:  (i) the Form S-8 and the Prospectus;
(ii) the Articles of Incorporation, as amended, and the Bylaws, as amended, of the Company; (iii) the corporate minutes and proceedings of the Company applicable to the filing of the Form S-8; and (iv) such other proceedings, documents and records as we deemed necessary or appropriate for the purposes of making this opinion. In making such examinations, we have assumed the genuineness of all signatures on all documents and conformed originals to all copies submitted to us as conformed or photocopies. In addition to such examination, we have ascertained or verified such additional facts as we deemed necessary or appropriate for purposes of this opinion. However, as to various questions of fact material to our opinion, we have relied upon representations, statements or certificates of officers, directors, or representatives of the Company or others.

Based upon the foregoing, we are of the opinion that: (i) the Company has been legally incorporated and is validly existing under the laws of the state of Nebraska; and (ii) the shares issued pursuant to each of the Plans, upon issuance and payment therefor, as contemplated by the respective plan, Form S-8 and the Prospectus, will be validly issued, fully paid and non-assessable common stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Form S-8 and to any references to our firm in the Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated thereunder.

                             Very truly yours,



                             Cline, Williams, Wright, Johnson & Oldfather


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